FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  March 31, 2006

Merisant Worldwide, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	333-114102	52-2219000
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

Merisant Company

(Exact Name of Registrant as Specified in Charter)

Delaware	333-114105	52-2218321
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

10 South Riverside Plaza, Suite 850 Chicago, Illinois		60606
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:  (312) 840-6000

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02                                             Termination of a Material Definitive Agreement

Merisant US, Inc. and Heinz U.S.A., a division of H.J. Heinz Company (“Heinz”), entered into a termination agreement, dated March 31, 2006 (the “Termination Agreement”), which provides for the early termination of the retail grocery and food service distribution agreements with Heinz on May 4, 2006.  Absent this agreement, both distribution agreements would have terminated on or about August 14, 2006 as a result of the termination notices that Merisant and Heinz had delivered to each other in February.  Merisant will pay to Heinz $1.5 million on or before May 4, 2006, and Heinz will pay to Merisant $394,000 as final and complete settlement of all deductions and amounts outstanding at February 23, 2006.  Merisant will also establish an interest bearing escrow account and fund the account with $2.5 million on or before May 4, 2004 in order to pay any promotional allowances authorized by Merisant and incurred by Heinz pursuant to the distribution agreements.  All amounts remaining in the escrow account will be released to Merisant on August 1, 2006, except that $500,000 will remain in the escrow account for an additional 45 days.  Merisant will acquire from Heinz all good and salable inventory in Heinz’s possession on May 4, 2006 that has not been purchased by customers of Heinz prior to that date.  Merisant will reimburse Heinz for any reasonable out-of-pocket expenses incurred by Heinz in making this inventory available for pick-up by Merisant or ACH Food Companies, Inc., Merisant’s new distributor.

Item 9.01                                             Financial Statements and Exhibits.

Exhibits

10.1	Termination Agreement dated as of March 31, 2006, by and between Merisant US, Inc. and H.J. Heinz Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERISANT WORLDWIDE, INC.

Date: April 4, 2006	By:	/s/ Anthony J. Nocchiero
Anthony J. Nocchiero
Vice President, Chief Financial Officer

MERISANT COMPANY

Date: April 4, 2006	By:	/s/ Anthony J. Nocchiero
Anthony J. Nocchiero
Vice President, Chief Financial Officer